BLOCKSTACK
AMENDMENT TO APP REVIEWER AGREEMENT

This Amendment to App Reviewer Agreement ("**Amendment**") is entered into as of October 4, 2019 ("**Effective Date**") between Blockstack PBC, a Delaware public benefit corporation ("**Blockstack**"), and TRYMYUI Inc., a Delaware corporation with its principal place of business at 548 Market Street #18091, San Francisco, CA 94104 ("**Reviewer**"). The parties agree as follows:

1. As of the Effective Date, Section 3(a) of Exhibit A of the App Reviewer Agreement entered into between Blockstack and Reviewer, dated January 4, 2019 (the "**App Reviewer Agreement**"), is deleted and replaced with the following:

> "(a) Blockstack and the Reviewer hereby agree that for the months of August 2019 and September 2019, Reviewer has earned the following fees in consideration for Reviewer's provision of the Services: (i) for the month of August 2019, $13,300 USD; (ii) for the month of September 2019, $20,000 USD. Blockstack and the Reviewer further agree that payment of $5,000 of the fee payable for August 2019 and $10,000 of the fee payable for September 2019 will be made in the form of Stacks Tokens, valued at $0.30 per token. For October ~~2020~~ 2019 JKS RG and thereafter, for the duration of the Term, Blockstack will pay the Reviewer the following fees in consideration for Reviewer's provision of the Services: $8,300 USD and $5,000 worth of Stacks tokens per month, with such Stacks Tokens equal in value to the other Stacks Tokens distributed in the App Mining program, as described in the section captioned "Offering Summary—Pricing" of the final offering circular included in the offering statement filed by Blockstack with the Securities and Exchange Commission (the "SEC") with respect to its offering under the Stacks Tokens under Regulation A and qualified by the SEC on July 10, 2019 (the "Offering Statement"). Payments made in Stacks tokens are subject to, and made pursuant to, the Offering Statement and the terms and conditions of certain App Mining Participation Agreement entered into separately by Reviewer. The above fees will be paid within 45 days after the end of each calendar month during the Term in a form and manner to be mutually agreed by the parties, except that the fees for August 2019 and September 2019 will be delivered at the 'Cash Offering Closing" as such term is defined in the Offering Statement."

2. As of the Effective Date, the first sentence of Section 6.11, "Integration," of the App Reviewer is deleted and replaced with the following:

> "This Agreement, the App Mining Participation Agreement between the parties and all exhibits contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the parties with respect to said subject matter."

Accepted and agreed:

TRYMYUI INC.

Name: Ritvij Gautam

Title: CEO

Signature: DocuSigned by: [signature] 0710EBC41E0046C...

Address for Notice: 548 Market Street #18091
San Francisco, CA 94104

BLOCKSTACK PBC

Name: Jesse Soslow

Signature: DocuSigned by: Jesse Soslow 975D7CC92B6A461...

Address for Notice: 101 W 23rd St #224, New York, NY 10011